Ex. 99.28(d)(31)(xix)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Invesco Advisers, Inc.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Invesco Advisers, Inc., a Delaware corporation and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of December, 2012, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Parties have agreed to amend the Agreement to incorporate the following changes (“Fund Changes”) effective April 27, 2020, as approved by the Board of Trustees of the Trust (the “Board”):

1.	Fund Name Change:
-	JNL/Oppenheimer Global Growth Fund to be renamed the JNL/Invesco Global Growth Fund.

  Termination/Removal of the following Funds (and corresponding fee schedules):

-	JNL Multi-Manager Alternative Fund, and
-	JNL/Oppenheimer Emerging Markets Innovator Fund.

Whereas, the Parties have agreed to remove the reference to the JNL/Invesco China-India Fund in footnote (1) on Schedule B.

Whereas, for clarity regarding the removal of the JNL Multi-Manager Alternative Fund, a multi-managed fund, the Parties have agreed to amend the fourth “Whereas” clause of the introductory section and Section 1. “Appointment.” of the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The fourth “Whereas” clause in the introductory section of the Agreement is hereby deleted and replaced with the following paragraph:

Whereas, the Board of Trustees of the Trust and the Adviser desire that the Adviser retain the Sub-Adviser to render investment advisory services to each Fund identified on Schedule A in the manner and on the terms hereinafter set forth;

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2)	The first paragraph of Section 1. “Appointment.” of the Agreement is hereby deleted and replaced with the following paragraph:

1.	Appointment. The Adviser hereby appoints Sub-Adviser to act as the investment sub-adviser for each Fund, subject to the supervision and control of the Adviser and the Board of Trustees of the Trust and in accordance with the terms and conditions of this Agreement. The Sub-Adviser accepts such appointments and agrees to furnish the services herein set forth for the compensation herein provided.

3)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2020, attached hereto.

4)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2020, attached hereto.

5)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

6)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

7)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective April 27, 2020.

Jackson National Asset Management, LLC		Invesco Advisers, Inc.

By:	/s/ Emily J. Bennett	By:	/s/ Nicole Filingeri
Name:	Emily J. Bennett	Name:	Nicole Filingeri
Title:	Assistant Vice President and Associate General Counsel	Title:	Vice President

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Schedule A

Dated April 27, 2020

Funds
JNL/Invesco Diversified Dividend Fund
JNL/Invesco Global Growth Fund
JNL/Invesco Global Real Estate Fund
JNL/Invesco International Growth Fund
JNL/Invesco Small Cap Growth Fund

A-1

Schedule B

Dated April 27, 2020

(Compensation)

JNL/Invesco Diversified Dividend Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $500 million	0.350%
$500 million to $1 billion	0.300%
$1 billion to $1.5 billion	0.285%
Amounts over $1.5 billion	0.250%

JNL/Invesco Global Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $1 billion	0.30%*
Amounts over $1 billion	0.23%

* When net assets exceed $1 billion, the annual rate will be 0.23%.

JNL/Invesco Global Real Estate Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $50 million	0.500%
$50 million to $1 billion	0.450%
Amounts over $ 1 billion	0.400%

JNL/Invesco International Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $250 million	0.400%
$250 million to $750 million	0.350%
$750 million to $1 billion	0.300%
$1 billion to $2 billion	0.275%
Amounts over $2 billion	0.250%

JNL/Invesco Small Cap Growth Fund
Average Daily Net Assets	Annual Rate(1)
$0 to $1 billion	0.500%
Amounts over $ 1 billion	0.450%

(1)	For the purpose of calculating the sub-advisory fee for the JNL/Invesco Diversified Dividend Fund, the JNL/Invesco Global Growth Fund, the JNL/Invesco Global Real Estate Fund, the JNL/Invesco International Growth Fund, and the JNL/Invesco Small Cap Growth Fund, the following fee discount will be applied to total sub-advisory fees based on the average daily aggregate net assets of the Funds: 2.5% fee reduction for assets between $0 and $2.5 billion, 3.0% fee reduction for assets between $2.5 billion and $5 billion, 5% fee reduction for assets between $5 billion and $7.5 billion, 7.5% fee reduction for assets between $7.5 billion and $10 billion, a 10% fee reduction for assets over $10 billion.

B-1